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Ingersoll-Rand Reports Diluted EPS of $1.67
for the 2005 Second Quarter; Increases Full Year
Diluted EPS Forecast to Range of $5.75 to $5.90

•	Revenues increased by 13% to $2,759.5 million in the second quarter.
•	Organic revenues (excluding acquisitions) increased by 10%.
•	Second-quarter 2005 diluted EPS of $1.67 exceeded previous guidance.
•	Diluted earnings per share from continuing operations increased by 26%.
•	Full-year diluted EPS forecast increased to $5.75 to $5.90 from $5.55 to $5.75.

Hamilton, Bermuda, July 21, 2005 - Ingersoll-Rand Company Limited (NYSE:IR), a leading diversified industrial firm, today announced that 2005 second-quarter revenues and net earnings from operations significantly increased, compared to the second quarter of 2004.

The company reported net earnings of $285.4 million, or diluted earnings per share (EPS) of $1.67, for the second quarter of 2005. Second-quarter net earnings included $291.8 million, or EPS of $1.71 from continuing operations, as well as $6.4 million of costs, or EPS of ($0.04), from discontinued operations, which represents earnings and retained costs of divested businesses as well as gains on the sale of divested businesses. Second-quarter EPS from continuing operations increased by 26% compared to 2004.

Net earnings for the 2004 second quarter of $286.2 million, or EPS of $1.63, included EPS of $1.36 from continuing operations and EPS of $0.27, from discontinued operations. Earnings from discontinued operations for 2004 included EPS of $0.21, primarily from the gain on the sale of the Drilling Solutions business and earnings from Dresser-Rand.

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“The Ingersoll-Rand story continues to be one of innovations and solutions driving increasing demand for our products, services and expertise, and an ongoing focus on creative ways to improve the way we work to generate productivity and efficiency gains,” said Herbert L. Henkel, chairman, president and chief executive officer. “In pursuing growth and operational excellence, we are drawing upon the resources of the entire enterprise to operate as one global organization by transferring knowledge, opening doors to new markets, collaborating on new technologies, sharing manufacturing facilities, and leveraging brand assets. These strategic efforts continue to deliver strong financial performance as reflected in our second-quarter results. We continue to see a positive economic environment, which will support ongoing organic growth, bolstered by bolt-on acquisitions. We are confident that we will continue to deliver significant year-over-year earnings improvement and generate strong cash flow for the balance of 2005.”

Additional Highlights for the 2005 Second Quarter
Revenues: The company’s revenues increased by approximately 13% to $2,759.5 million, led by double digit revenue growth in Compact Vehicle Technologies (formerly the Bobcat and Club Car Segment), Construction Technologies, Industrial Technologies, and Security Technologies. Organic revenues (excluding acquisitions) increased by 10% compared to last year. Approximately 1% of the year-over-year growth was attributable to favorable foreign currency exchange rates.

Recurring revenues, which include revenues from installation, parts, service and rental, were $530 million, representing an increase of 13% compared to the second quarter of 2004, and accounted for 19% of total revenues.

Operating Income and Margins: Operating income of $379.1 million for the second quarter of 2005 increased by 19% compared to the second quarter of 2004, as higher volumes, price increases and productivity improvement actions offset significant year-over-year material cost increases. Second-quarter operating margins of 13.7% improved compared to 13.0% last year.

Interest and Other Expense: Interest expense was $37.7 million for the second quarter of 2005, compared to $39.7 million in the 2004 second quarter, reflecting lower year-over-year average debt levels. Other income totaled $10.2 million for the second quarter, compared to $1.5 million in expenses for the second quarter of 2004. The year-over-year difference is primarily attributable to increased interest income from higher cash balances, higher foreign exchange gains and lower minority interest charges.

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Taxes: The company’s effective tax rate for continuing operations for the second quarter of 2005 was 17.0%, compared to 13.2% in the first quarter. The higher tax rate reflects an expected increase in 2005 earnings, especially in the United States, and an expected full year 2005 tax rate of approximately 16%.

Acquisitions: On April 29, 2005, the company acquired the remaining 20% interest in Shanghai Ingersoll-Rand Compressor Company Ltd. (SIRC). SIRC was originally established as a joint venture in 1987 and manufactures a wide range of products and components for Ingersoll-Rand’s businesses. Major product lines include stationary and portable air compressors, air dryers and light towers, which are sold locally in China and other global markets. In addition to manufacturing capability, the acquisition of SIRC also gives IR a network of 20 company-owned distribution centers located in major cities in China to sell, install and service IR products. SIRC’s revenues for 2004 were $89 million and the acquisition is expected to be accretive to earnings in 2005.

On May 12, the company acquired Security One Systems, a security systems integrator in Florida. Security One provides security design solutions including access control, closed circuit TV, video surveillance and alarm monitoring. Security One is the largest independent security-systems integrator in the southeast United States with 2004 revenues of approximately $30 million.

On May 18, IR signed a definitive agreement to establish a joint venture with Taiwan Fu Hsing Industrial Company Ltd, a leading manufacturer of mechanical door locks based in Kaohsiung, Taiwan. The joint venture is expected to be established in the third quarter of 2005. Founded in 1957, Taiwan Fu Hsing is a global manufacturer and distributor of mechanical door locks primarily for the North American and Asian markets. The company has manufacturing operations in China, Malaysia and Taiwan. Taiwan Fu Hsing’s revenues in 2004 were approximately $135 million.

On June 10, the company acquired the distribution rights to market and sell Tramac branded hydraulic breakers, demolition tools, as well as vibratory compactors and cutting heads. Tramac breakers are used as attachments on a wide range of construction equipment, primarily for construction and demolition projects. Sales of these products approximated $18 million in 2004.

“Our acquisition activity in the second quarter reflects our strategy to acquire good businesses that operate in growing markets and that offer products that complement or extend our portfolio,” said Henkel. “In the future, we expect to complete additional bolt-on acquisitions of businesses with strong brands, innovative technologies, and excellent growth prospects.”

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Second-quarter Business Review

The company changed its business alignment in the first quarter of 2005 to reflect its diversified structure and to provide greater transparency of results. The company classifies its businesses into five reportable segments based on industry and market focus: Climate Control Technologies, Compact Vehicle Technologies, Construction Technologies, Industrial Technologies, and Security Technologies.

Climate Control Technologies provides solutions to transport, preserve, store and display temperature-sensitive products, and includes the market-leading brands of Hussmann®and Thermo King®. Revenues for the sector of $728 million were flat compared to the second quarter of 2004. Second-quarter 2005 operating margins were 11.5%, compared to 12.6% in the 2004 second quarter. The margin decline is attributable to business mix and increased material costs.

Revenues from North American operations declined slightly compared to last year. Increased revenues from the transport business and stationary services were offset by declines in supermarket display cases.

Revenues from international operations in both Europe and Asia increased slightly. In European markets, gains in trucks, marine containers and stationary services were offset by declines in trailers and supermarket display cases. Improved Asian revenues are mainly attributable to growth in stationary services.

The Compact Vehicle Technologies segment includes Bobcat®compact equipment and Club Car® golf cars and utility vehicles. Total revenues increased by approximately 20% to $727 million compared to $604 million in the 2004 second quarter. Operating margins were 16.1%, compared to 16.3% in the second quarter of 2004.

Bobcat revenues increased by more than 25% compared to last year, due to new product introductions, strong North American markets, and higher parts and attachment shipments. Bobcat margins declined slightly, as higher material costs and manufacturing inefficiencies related to material availability offset volume gains.

Club Car revenues increased compared with the second quarter of 2004, despite stagnant golf markets. Club Car continued to gain market share with its new Precedent golf car and increased sales of its line of off-road utility vehicles. Second quarter operating margins increased slightly compared to 2004.

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Construction Technologies includes Ingersoll-Rand® road pavers, compactors, portable power products, general purpose construction equipment and attachments. Revenues increased by 21% to $343 million, primarily due to ongoing strength in the North American road repair market. Road machinery, utility equipment and attachment revenues all increased substantially compared to last year. Operating margins declined from 13.1% to 12.2% as higher volumes and operating improvements were offset by higher material costs.

Industrial Technologies provides solutions to enhance customers’ industrial and energy efficiency and provides equipment and services for compressed air systems, tools, fluid and material handling, and energy generation and conservation. Total revenues in the second quarter increased by approximately 11% to $432 million. Second-quarter operating margins improved substantially to 13.7%, compared to 11.2% in 2004. This gain reflects higher new product sales, especially in North America, increased revenues from the aftermarket business, and ongoing operating improvements.

Security Technologies includes mechanical and electronic security products; biometric and access-control technologies; security and scheduling software; integration and services. Second-quarter revenues increased by approximately 20% to $529 million. Organic revenue growth for the quarter, excluding acquisitions, divested businesses and discontinued product lines, was approximately 9%. CISA, which was acquired in the first quarter of 2005, added approximately $65 million to second quarter revenues. Operating margins of 17.9% increased significantly compared to 14.1% in 2004. Results in 2004 were adversely impacted by one time costs related to legal and environmental costs, a plant closing and the discontinuation of a product line.

Balance Sheet
Total debt at the end of the second quarter was approximately $2.2 billion. The debt-to-capital ratio was 27.9% at the end of the second quarter, compared to 29.6% at the end of the second quarter of 2004. The company’s debt-to-capital ratio target is 30% to 35%.

During the second quarter of 2005, the company purchased 3 million shares of Ingersoll-Rand stock under a share repurchase program and 6 million shares were repurchased during the first half of the year. The company expects to acquire the remaining 2 million shares authorized under the current share repurchase program in the third quarter of 2005.

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2005 Outlook
“Activity in most of IR’s major end markets remained strong during the quarter,” said Henkel. “Second-quarter orders, excluding acquisitions, increased by approximately 8% compared to strong levels in 2004. Based on our recent order pattern and the combination of market acceptance for our solutions, continuing operating improvements, and expected improvements in the macro-economic environment, we expect third-quarter 2005 earnings of $1.35 to $1.45 per share,” said Henkel. “Earnings from continuing operations are expected to be $1.40 to $1.50 per share, with discontinued operations at 5 cents of costs. This represents a 19% to 27% increase compared to $1.18 per share from continuing operations in 2004.

“We are also increasing our forecast range for full-year EPS from continuing operations to $5.95 to $6.10 per share. This represents a 26% to 29% increase compared to $4.73 per share from continuing operations in 2004. Full-year 2005 discontinued operations are forecast at 20 cents of costs compared to significant gains related to the divestiture of businesses in 2004. EPS from total operations is expected to be $5.75 to $5.90.

“Operating margins are expected to improve from higher volumes and operating efficiencies. Full-year 2005 earnings reflect a tax rate of approximately 16% for continuing operations for the balance of the year. Available cash flow* in 2005 is expected to approximate $775 million.”

*Available cash flow is equal to cash flow from operating activities and discontinued operations, less capital expenditures.

Ingersoll-Rand is a global provider of products, services, and integrated solutions to industries as diverse as transportation, manufacturing, construction, and agriculture. The company brings to bear a 100-year-old heritage of technological innovation to help companies be more productive, efficient, and innovative. Examples include cryogenic refrigeration that preserves agricultural produce worldwide, biometric security systems for airports, corporations, and government facilities, the efficient harnessing of air to drive tools and factories, and versatile, compact vehicles for construction and efficient movement of people and goods. In every line of business, Ingersoll-Rand enables companies and their customers to turn work into progress.
This news release includes “forward-looking statements” that involve risks, uncertainties and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Political, economic, climatic, currency, tax, regulatory, technological, competitive and other factors could cause actual results to differ materially from those anticipated in the forward-looking statements. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company’s SEC filings, including but not limited to its report on Form 10-Q for the quarter ended March 31, 2005.

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7/21/05

(See Accompanying Tables)

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INGERSOLL-RAND COMPANY LIMITED
Consolidated Income Statement
Second Quarter and Six Months
(In millions, except per share amounts)

UNAUDITED

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004

Revenues	$2,759.5	$2,444.4	$5,218.3	$4,566.6

Cost of goods sold	2,019.1	1,783.0	3,829.8	3,337.6

Selling & administrative expenses	361.3	342.7	712.5	684.9

Operating income	379.1	318.7	676.0	544.1

Interest expense	(37.7)	(39.7)	(74.2)	(80.4)

Other income / (expense)	10.2	(1.5)	17.4	(4.9)

Earnings before taxes	351.6	277.5	619.2	458.8

Provision for taxes	59.8	38.3	95.1	56.9

Earnings from continuing operations	291.8	239.2	524.1	401.9

Discontinued operations, net of tax	(6.4)	47.0	(15.6)	63.8

Net earnings	$285.4	$286.2	$508.5	$465.7

Basic earnings per share
Continuing operations	$1.72	$1.38	$3.07	$2.31
Discontinued operations	(0.03)	0.27	(0.09)	0.37
	$1.69	$1.65	$2.98	$2.68

Diluted earnings per share
Continuing operations	$1.71	$1.36	$3.03	$2.28
Discontinued operations	(0.04)	0.27	(0.09)	0.36
	$1.67	$1.63	$2.94	$2.64

Weighted-average number of common
shares outstanding:
Basic	169.3	173.1	170.8	173.8
Diluted	171.1	175.3	172.8	176.1

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

INGERSOLL-RAND COMPANY LIMITED
Business Review
Second Quarter and Six Months
(In millions, except percentages)

UNAUDITED

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004
Climate Control Technologies
Revenues	$728.0	$727.3	$1,367.4	$1,364.8
Operating income	83.7	91.5	143.9	149.5
and as a % of revenues	11.5%	12.6%	10.5%	11.0%

Compact Vehicle Technologies
Revenues	726.7	604.1	1,387.3	1,110.6
Operating income	117.2	98.6	225.7	171.7
and as a % of revenues	16.1%	16.3%	16.3%	15.5%

Construction Technologies
Revenues	343.1	282.4	612.6	502.5
Operating income	41.8	37.1	67.5	55.6
and as a % of revenues	12.2%	13.1%	11.0%	11.1%

Industrial Technologies
Revenues	432.2	388.0	835.7	731.4
Operating income	59.1	43.3	106.4	77.1
and as a % of revenues	13.7%	11.2%	12.7%	10.5%

Security Technologies
Revenues	529.5	442.6	1,015.3	857.3
Operating income	94.9	62.6	163.9	134.7
and as a % of revenues	17.9%	14.1%	16.1%	15.7%

Total
Revenues	$2,759.5	$2,444.4	$5,218.3	$4,566.6
Operating income	396.7	333.1	707.4	588.6
and as a % of revenues	14.4%	13.6%	13.6%	12.9%

Unallocated corporate expense	(17.6)	(14.4)	(31.4)	(44.5)

Consolidated operating income	$379.1	$318.7	$676.0	$544.1
and as a % of revenues	13.7%	13.0%	13.0%	11.9%

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION

INGERSOLL-RAND COMPANY LIMITED
Condensed Consolidated Balance Sheet
(In millions)

UNAUDITED

	June 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$915.6	$1,703.7
Accounts and notes receivable, net	1,786.1	1,498.4
Inventories	1,210.8	1,058.8
Prepaid expenses and deferred income taxes	360.2	348.8
Total current assets	4,272.7	4,609.7

Property, plant and equipment, net	1,073.0	1,013.2
Goodwill	4,464.3	4,211.0
Intangible assets, net	792.5	618.2
Other assets	950.3	962.5
Total assets	$11,552.8	$11,414.6

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$772.7	$684.0
Accrued expenses and other current liabilities	1,441.0	1,580.1
Loans payable	983.9	612.8
Total current liabilities	3,197.6	2,876.9

Long-term debt	1,189.7	1,267.6
Other noncurrent liabilities	1,607.2	1,536.3
	5,994.5	5,680.8
Shareholders' equity:
Common stock	168.6	173.1
Other shareholders' equity	5,539.8	5,497.9
Accumulated other comprehensive income	(150.1)	62.8
Total shareholders' equity	5,558.3	5,733.8
Total liabilities and equity	$11,552.8	$11,414.6

SEE ATTACHED RELEASE FOR ADDITIONAL INFORMATION